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                                                                    EXHIBIT 21.1


  SYMMETRICOM, INC.

  SUBSIDIARIES OF THE COMPANY

  Analog Solutions, Inc., a California corporation
  Telecom Solutions, Inc., a Delaware corporation
  Telecom Solutions Puerto Rico, Inc., a Delaware corporation
  Linfinity Microelectronics Inc., a Delaware corporation
  Telecom Solutions (Europe) Limited, a United Kingdom Corporation Navstar Systems Ltd., a United Kingdom Corporation
  Manufacturing Solutions (Puerto Rico), Inc., Delaware Corporation